Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	G. Michael Freeman
	Senior Vice President and	Associate Vice President, Investor Relations
	Chief Financial Officer	and Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS, LTD.

ANNOUNCES PRICING OF A PUBLIC OFFERING OF COMMON STOCK

RALEIGH, NC, November 18, 2009 - Salix Pharmaceuticals, Ltd. (NASDAQ: SLXP), a specialty pharmaceutical company, today announced the pricing of a public offering of 5,500,000 shares of its common stock. The offering is expected to close on or about November 23, 2009, subject to customary closing conditions. In addition, Salix has granted the underwriter a 30-day option to purchase up to an additional 825,000 shares to cover over-allotments, if any.

Salix intends to use the net proceeds from the offering for business development activities and other general corporate purposes.

Jefferies & Company, Inc. is acting as sole book-running manager in this offering.

A registration statement relating to the shares of common stock issued in the offering has been filed with, and declared effective by, the Securities and Exchange Commission (the “SEC”). This offering is being made pursuant to a prospectus supplement to the registration statement. Copies of the final prospectus supplement and related prospectus, when available, may be obtained from Jefferies & Company, Inc., Attention: Syndicate Prospectus Department, 520 Madison Avenue, New York, NY 10022 or at (888) 449-2342. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of, these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

About Salix

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s gastroenterology specialty sales and marketing team.

Salix trades on the NASDAQ Global Select Market under the ticker symbol “SLXP”.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

Please Note: This press release contains forward-looking statements regarding future events, including statements regarding the expected closing date of the announced public offering and the filing of a final prospectus supplement with the SEC (including statements of assumption underlying or relating to any of the foregoing). Such statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: risks related to the underwriter’s consummation of its obligations to purchase the securities; whether Salix will be able to satisfy its conditions to close the offering; our need to return to profitability; market acceptance for approved products; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; the cost, timing and results of clinical trials and other development activities involving pharmaceutical products; generic and other competition; litigation and the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; revenue recognition and other critical accounting policies and the need to acquire new products. The reader is referred to the documents that the Company files from time to time with the SEC.